EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 25, 2014, with respect to the combined financial statements of YMF Media New York (a business of YMF Media LLC consisting of entities and operations listed in Note 1 to the combined financial statements) as of December 31, 2013 and 2012 and for the period of October 23, 2012 through December 31, 2013 as well as the combined financial statements of ICBC-NY, L.L.C. and Urban Radio I, LLC for the period of January 1, 2012 through October 22, 2012, included in the Current Report of Emmis Communications Corporation on Form 8-K/A, dated August 25, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Emmis Communications Corporation on Forms S-8 (File No. 333-71904, File No. 333-92318, File No. 33-117033, File No. 333-171463 and File No. 333-184933).
/s/ Grant Thornton LLP
New York, New York
August 25, 2014